                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G



            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                          Elexsys International, Inc.
                          ---------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                 28626-C-10-8
                                --------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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  CUSIP NO. 28626-C-10-8                13G                PAGE 2 OF 4 PAGES
------------------------                                 ---------------------

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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Roland G. Matthews   ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            504,730

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             504,730

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      504,730

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages
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ITEM 1.

   (a)    Name of Issuer:  Elexsys International, Inc.

   (b)    Address of Issuer's Principal Executive Offices:
          4405 Fortran Court
          San Jose, CA  95134

ITEM 2.

   (a)    Name of Person Filing:  Roland G. Matthews

   (b) Address of Principal Business Office or, if None, Residence: 56 North La Senda Drive, So. Laguna, CA 92677

   (c)    Citizenship:  United States

   (d)    Title of Class of Securities:  Common Stock

   (e)    CUSIP Number:  28626C-10-8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [_] Broker of dealer registered under Section 15 of the Act,

   (b)    [_] Bank as defined in Section 3(a)(6) of the Act,

   (c)    [_] Insurance Company as defined in Section 3(a)(19) of the Act,

   (d)    [_] Investment Company registered under Section 8 of the Investment
              Company Act,

   (e)    [_] Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940,

   (f)    [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

   (g)    [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,

   (h)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)    Amount Beneficially Owned:  504,730

   (b)    Percent of Class:  5.4%

                               Page 3 of 4 pages
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   (c)    Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  504,730
          (ii) shared power to vote or to direct the vote:  -0-
          (iii)  sole power to dispose or to direct the disposition of:  504,730
          (iv) shared power to dispose or to direct the disposition of:  -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10.  CERTIFICATION

          Not Applicable.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         February 12, 1997
                         ----------------------
                         Date


                         /s/ Roland G. Matthews
                         ----------------------
                         Signature


                         Roland G. Matthews
                         ----------------------
                         Name/Title

                               Page 4 of 4 pages